Marathon Oil Reports Third Quarter 2021 Results
Raised Base Dividend 20% and Executed $200 Million of Share Repurchases

HOUSTON, November 3, 2021 - Marathon Oil Corporation (NYSE:MRO) reported third quarter 2021 net income of $184 million, or $0.23 per diluted share, which includes the impact of certain items not typically represented in analysts' earnings estimates and that would otherwise affect comparability of results. The adjusted net income was $310 million, or $0.39 per diluted share. Net operating cash flow was $816 million, or $775 million before changes in working capital.

Highlights
•Strong financial performance highlighted by third quarter free cash flow generation of $478 million; over $1.3 billion of free cash flow generation through third quarter
•Committed to capital discipline with no change to $1 billion 2021 capital expenditure budget; third quarter capital expenditures of $308 million and $781 million of capital expenditures through third quarter
•Third quarter oil-equivalent production of 345,000 net boed, including oil production of 168,000 net bopd; no change to midpoint of 2021 total Company oil or oil-equivalent production guidance
•Total 2021 gross debt reduction of $1.4 billion, including full redemption of $900 million 2025 maturity during third quarter, contributing to $50 million of annualized cash interest expense savings; going forward, expect to retire future debt at maturity
•Raised quarterly base dividend for third consecutive quarter to $0.06 per share representing cumulative 100% increase since year-end 2020
•Executed $200 million of share repurchases since October 1st and targeting approximately $500 million of total share repurchases during fourth quarter
•Fourth quarter return of capital to equity holders, inclusive of base dividend and share repurchases, expected to exceed minimum target of 40% of cash flow from operations
•Board of Directors approved share repurchase authorization increase to $2.5 billion

“Third quarter was once again characterized by both strong safety performance and an improving GHG emissions trend,” said Chairman, President, and CEO Lee Tillman. “Additionally, through our commitment to capital discipline and our differentiated execution, we are delivering outsized financial outcomes, highlighted by over $1.3 billion of year-to-date free cash flow generation. This strong financial performance in combination with the substantial improvement to our balance sheet has enabled us to dramatically accelerate the return of capital to equity holders. Consistent with our framework, the shareholder will get the first call on cash flow. We’ve raised our base dividend for the third consecutive quarter, we’ve repurchased $200 million of stock since October 1st, and we are targeting approximately $300 million of additional repurchases before year-end. Through our increased base dividend and share repurchases, we expect to return around 50% of our fourth quarter cash flow from operations to our equity holders. Looking ahead to 2022, with our commitment to capital discipline firmly in place, no material debt maturities, and our upsized share repurchase authorization, we are well positioned to continue delivering outsized free cash flow generation and return of capital to our shareholders.”
United States (U.S.)
U.S. production averaged 284,000 net barrels of oil equivalent per day (boed) for third quarter 2021 with sales of 281,000 net barrels of oil equivalent per day. Oil production averaged 157,000 net barrels of oil per day (bopd) with sales of 154,000 net barrels of oil per day. The difference between production and sales, as previously disclosed, was due to pipeline linefill in the Bakken related to the DAPL expansion, which was largely completed during third quarter. The Company brought a total of 63 gross Company-operated wells to sales during third quarter. U.S. unit production costs were $4.59 per boe for third quarter.

Marathon Oil’s third quarter production in the Eagle Ford averaged 95,000 net boed, including 60,000 net bopd of oil, with 29 gross Company-operated wells to sales. In the Bakken, production averaged 107,000 net boed, including 71,000 net bopd of oil, with 27 gross Company-operated wells to sales. This compares to Bakken sales volumes of 103,000 net boed, including 68,000 net bopd of oil, with the difference between production and sales due to pipeline linefill related to the DAPL expansion. In Oklahoma, production averaged 55,000 net boed, including 12,000 net bopd of oil, with 4 gross Company-operated wells to sales. Northern Delaware production averaged 21,000 net boed, including 11,000 net bopd of oil, with 3 gross Company-operated wells to sales.

Marathon Oil has completed its 2021 Resource Play Exploration (REx) drilling program, which was focused on the continued delineation of its contiguous 50,000 net acreage position in the Texas Delaware Oil Play. The Company recently brought online its first multi-well pad in the play, with initial production rates in both the Woodford and Meramec exceeding pre-drill expectations. Marathon Oil has now brought online a total of 9 successful wells (6 Woodford, 3 Meramec) in this new play.
International
Equatorial Guinea production averaged 61,000 net boed for third quarter 2021, including 11,000 net bopd of oil. Unit production costs averaged $2.17 per boe. Net income from equity method investees totaled $86 million during third quarter, with cash dividends received during third quarter of $47 million.

Guidance
Marathon Oil’s 2021 capital expenditure guidance of $1 billion remains unchanged, as do the midpoints of full year 2021 total Company oil and oil-equivalent production guidance.

Marathon Oil is raising its full year 2021 Equatorial Guinea equity method income guidance for the second consecutive quarter to a new range of $235 million to $255 million.

The Company’s full year 2021 production and Equatorial Guinea equity method income guidance fully contemplate an unplanned outage experienced in Equatorial Guinea late in the third quarter. Normal operations resumed this week.

During fourth quarter, Marathon Oil expects total oil production to increase to between 176,000 and 180,000 net bopd in comparison to third quarter production of 168,000 net bopd. The Company expects fourth quarter total oil-equivalent production to be similar to third quarter production of 345,000 net boed.

Corporate
CASH FLOW AND CAPEX: Net cash provided by operations was $816 million during third quarter 2021, or $775 million before changes in working capital. Third quarter capital expenditures totaled $308 million, representing the peak capital expenditure quarter for the year.

FREE CASH FLOW: Marathon Oil generated $478 million of free cash flow during third quarter and over $1.3 billion of free cash flow year-to-date through third quarter 2021.

ADJUSTMENTS TO NET INCOME: The adjustments to net income for third quarter 2021 totaled $126 million, primarily due to make-whole premium associated with early debt retirement, miscellaneous asset impairments, and the income impact associated with unrealized gains on derivative instruments.

Balance Sheet Improvement
During third quarter, the Company fully redeemed the $900 million 3.85% Senior Notes Due 2025. This transaction accelerated the realization of Marathon Oil’s previously disclosed absolute gross debt objective of approximately $4.0 billion. Total gross debt reduction in 2021 has amounted to $1.4 billion and is expected to contribute to approximately $50 million of annualized cash interest expense savings. Going forward, the Company expects to retire future debt at maturity. Marathon Oil has no material maturities due in 2022.

Marathon Oil ended third quarter with total liquidity of $3.6 billion, which consisted of an undrawn revolving credit facility of $3.1 billion and $0.5 billion in cash and cash equivalents. The Company continues to maintain an investment grade credit rating at all three primary rating agencies.

Base Dividend Increase and Return of Capital Update
Subsequent to the end of third quarter, the Company raised its quarterly base dividend by 20% from 5 cents per share to 6 cents per share. This is the third consecutive quarterly increase to the base dividend, representing a cumulative increase of 100% since the end of 2020.

Since October 1st, Marathon Oil has executed $200 million of share repurchases and is targeting approximately $300 million of additional share repurchases before year-end for total fourth quarter share repurchases of approximately $500 million. Marathon Oil expects its total fourth quarter return of capital to equity holders, inclusive of the base dividend and share repurchases, to equate to approximately 50% of cash flow from operations.

The Company’s Board of Directors approved an increase in total share repurchase authorization to $2.5 billion.

A slide deck and Quarterly Investor Packet will be posted to the Company’s website following this release today, November 3. On Thursday, November 4, at 9:00 a.m. ET, the Company will conduct a question and answer webcast/call, which will include forward-looking information. The live webcast, replay and all related materials will be available at https://ir.marathonoil.com/.
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Non-GAAP Measures
In analyzing and planning for its business, Marathon Oil supplements its use of GAAP financial measures with non-GAAP financial measures, including adjusted net income (loss), adjusted net income (loss) per share, free cash flow, net cash provided by operations before changes in working capital and total capital expenditures.
Our presentation of adjusted net income (loss) and adjusted net income (loss) per share is a non-GAAP measure. Adjusted net income (loss) is defined as net income (loss) adjusted for gains/losses on dispositions, impairments of proved and certain unproved properties, goodwill and equity method investments, certain exploration expenses relating to a strategic decision to exit conventional exploration, unrealized derivative gain/loss on commodity and interest rate derivative instruments, effects of pension settlements and curtailments and other items that could be considered “non-operating” or “non-core” in nature. Management believes this is useful to investors as another tool to meaningfully represent our operating performance and to compare Marathon to certain competitors. Adjusted net income (loss) and adjusted net income (loss) per share should not be considered in isolation or as an alternative to, or more meaningful than, net income (loss) or net income (loss) per share as determined in accordance with U.S. GAAP.
Our presentation of free cash flow is a non-GAAP measure. Free cash flow before dividend (“free cash flow”) is defined as net cash provided by operating activities adjusted for working capital, capital expenditures, and EG return of capital and other. Management believes this is useful to investors as a measure of Marathon’s ability to fund its capital expenditure programs, service debt, and fund other distributions to stockholders. Free cash flow should not be considered in isolation or as an alternative to, or more meaningful than, net cash provided by operating activities as determined in accordance with U.S. GAAP.
Our presentation of net cash provided by operations before changes in operating working capital is defined as net cash provided by operating activities adjusted for operating working capital and is a non-GAAP measure. Management believes this is useful to investors as an indicator of Marathon’s ability to generate cash quarterly or year-to-date by eliminating differences caused by the timing of certain working capital items. Net cash provided by operations before changes in working capital should not be considered in isolation or as an alternative to, or more meaningful than, net cash provided by operating activities as determined in accordance with U.S. GAAP.
Our presentation of total capital expenditures is a non-GAAP measure. Total capital expenditures is defined as cash additions to property, plant and equipment adjusted for the change in working capital associated with property, plant and equipment and additions to other assets. Management believes this is useful to investors as an indicator of Marathon’s commitment to capital expenditure discipline by eliminating differences caused by the timing of certain working capital and other items. Total capital expenditures should not be considered in isolation or as an alternative to, or more meaningful than, cash additions to property, plant and equipment as determined in accordance with U.S. GAAP.
These non-GAAP financial measures reflect an additional way of viewing aspects of the business that, when viewed with GAAP results may provide a more complete understanding of factors and trends affecting the business and are a useful tool to help management and investors make informed decisions about Marathon Oil’s financial and operating performance. These measures should not be considered in isolation or as an alternative to their most directly comparable GAAP financial measures. A reconciliation to their most directly comparable GAAP financial measures can be found in our investor package on our website at https://ir.marathonoil.com/ and in the tables below. Marathon Oil strongly encourages investors to review the Company’s consolidated financial statements and publicly filed reports in their entirety and not rely on any single financial measure.

Forward-looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, including without limitation statements regarding the Company’s future capital budgets and allocations, future performance, expected free cash flow, future debt retirement and the timing thereof, annualized cash interest expense savings, returns to investors (including dividends and share repurchases, and the timing thereof), business strategy, capital expenditure guidance, production guidance, E.G. equity method income guidance and other plans and objectives for future operations, are forward-looking statements. Words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “outlook,” “plan,” “positioned,” “project,” “seek,” “should,” “target,” “will,” “would,” or similar words may be used to identify forward-looking statements; however, the absence of these words does not mean that the statements are not forward-looking. While the Company believes its assumptions concerning future events are reasonable, a number of factors could cause actual results to differ materially from those projected, including, but not limited to: conditions in the oil and gas industry, including supply/demand levels for crude oil and condensate, NGLs and natural gas and the resulting impact on price; changes in expected reserve or production levels; changes in political or economic conditions in the U.S. and Equatorial Guinea, including changes in foreign currency exchange rates, interest rates, inflation rates; actions taken by the members of the Organization of the Petroleum Exporting Countries (OPEC) and Russia affecting the production and pricing of crude oil; and other global and domestic political, economic or diplomatic developments; capital available for exploration and development; risks related to the Company’s hedging activities; voluntary or involuntary curtailments, delays or cancellations of certain drilling activities; well production timing; liability or corrective actions resulting from litigation or other proceedings and investigations; drilling and operating risks; lack of, or disruption in, access to storage capacity, pipelines or other transportation methods; availability of drilling rigs, materials and labor, including the costs associated therewith; difficulty in obtaining necessary approvals and permits; non-performance by third parties of contractual or legal obligations, including due to bankruptcy; changes in our credit ratings; hazards such as weather conditions, a health pandemic (including COVID-19), acts of war or terrorist acts and the government or military response thereto; security threats, including cybersecurity threats and disruptions to our business and operations from breaches of our information technology systems, or breaches of the information technology systems, facilities and infrastructure of third parties with which we transact business; changes in safety, health, environmental, tax and other regulations, requirements or initiatives, including initiatives addressing the impact of global climate change, air emissions, or water management; other geological, operating and economic considerations; and the risk factors, forward-looking statements and challenges and uncertainties described in the Company’s 2020 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other public filings and press releases, available at https://ir.marathonoil.com/. Except as required by law, the Company undertakes no obligation to revise or update any forward-looking statements as a result of new information, future events or otherwise.

Media Relations Contact:
Stephanie Gentry: 826-206-3746

Investor Relations Contacts:
Guy Baber: 713-296-1892
John Reid: 713-296-4380

Consolidated Statements of Income (Unaudited)	Three Months Ended
	Sept. 30	June 30	Sept. 30
(In millions, except per share data)	2021	2021	2020
Revenues and other income:
Revenues from contracts with customers	$1,438	$1,254	$761
Net gain (loss) on commodity derivatives	(79)	(166)	(1)
Income (loss) from equity method investments	86	49	(10)
Net gain (loss) on disposal of assets	7	1	1
Other income	1	5	3
Total revenues and other income	1,453	1,143	754
Costs and expenses:
Production	131	126	129
Shipping, handling and other operating	219	167	183
Exploration	63	25	27
Depreciation, depletion and amortization	522	532	554
Impairments	13	46	1
Taxes other than income	88	74	49
General and administrative	70	68	53
Total costs and expenses	1,106	1,038	996
Income (loss) from operations	347	105	(242)
Net interest and other	(57)	(59)	(62)
Other net periodic benefit (costs) credits	—	(1)	(6)
Loss on early extinguishment of debt	(102)	(19)	—
Income (loss) before income taxes	188	26	(310)
Provision (benefit) for income taxes	4	10	7
Net income (loss)	$184	$16	$(317)

Adjusted Net Income (Loss)
Net income (loss)	$184	$16	$(317)
Adjustments for special items (pre-tax):
Net (gain) loss on disposal of assets	(7)	(1)	(1)
Proved property impairments	13	46	1
Exploratory dry well costs, unproved property impairments and other	48	7	6
Pension settlement	3	5	9
Pension curtailment	—	—	—
Unrealized (gain) loss on derivative instruments	(27)	75	36
Unrealized (gain) on interest rate swaps	(8)	(8)	—
Reduction in workforce	—	1	2
Impairment of equity method investment	—	—	18
Loss on early extinguishment of debt	102	19	—
Other	2	13	28
Benefit for income taxes related to special items	—	—	(1)
Adjustments for special items	126	157	98
Adjusted net income (loss) (a)	$310	$173	$(219)
Per diluted share:
Net income (loss)	$0.23	$0.02	$(0.40)
Adjusted net income (loss) (a)	$0.39	$0.22	$(0.28)
Weighted average diluted shares	789	789	790
(a)Non-GAAP financial measure. See “Non-GAAP Measures” above for further discussion.

Supplemental Statistics (Unaudited)	Three Months Ended
	Sept. 30	June 30	Sept. 30
(In millions)	2021	2021	2020
Segment income (loss)
United States	$305	$207	$(135)
International	93	68	8
Not allocated to segments	(214)	(259)	(190)
Net income (loss)	$184	$16	$(317)
Cash flows
Net cash provided by operating activities	$816	$655	$345
Changes in working capital	(41)	46	7
Net cash provided by operating activities before changes in working capital (a)	$775	$701	$352

Free Cash Flow
Net cash provided by operating activities before changes in working capital (a)	$775	$701	$352
Adjustments for free cash flow:
Capital expenditures	(308)	(289)	(174)
EG return of capital and other	11	8	—
Free cash flow (a)	$478	$420	$178
Capital Expenditures
Cash additions to property, plant and equipment	$(289)	$(274)	$(144)
Change in working capital associated with PP&E	(19)	(15)	(33)
Additions to other assets	—	—	3
Total capital expenditures (a)	$(308)	$(289)	$(174)
(a)Non-GAAP financial measure. See “Non-GAAP Measures” above for further discussion.

Supplemental Statistics (Unaudited)	Three Months Ended
	Sept. 30	June 30	Sept. 30
Net Production	2021	2021	2020
Equivalent Production (mboed)
United States	284	283	297
International	61	65	73
Total net production	345	348	370
Oil Production (mbbld)
United States	157	159	159
International	11	11	13
Total net production	168	170	172

Supplemental Statistics (Unaudited)	Three Months Ended
	Sept. 30	June 30	Sept. 30
	2021	2021	2020
United States - net sales volumes
Crude oil and condensate (mbbld)	154	159	159
Eagle Ford	60	60	53
Bakken	67	70	69
Oklahoma	12	12	18
Northern Delaware	12	13	15
Other United States (a)	3	4	4
Natural gas liquids (mbbld)	65	60	68
Eagle Ford	18	14	20
Bakken	22	22	16
Oklahoma	19	17	25
Northern Delaware	4	6	5
Other United States (a)	2	1	2
Natural gas (mmcfd)	371	386	421
Eagle Ford	99	103	111
Bakken	84	90	76
Oklahoma	146	150	179
Northern Delaware	30	32	40
Other United States (a)	12	11	15
Total United States (mboed)	281	283	297
International - net sales volumes
Crude oil and condensate (mbbld)	11	12	11
Equatorial Guinea	11	12	11
Natural gas liquids (mbbld)	7	7	8
Equatorial Guinea	7	7	8
Natural gas (mmcfd)	258	276	310
Equatorial Guinea	258	276	310
Total International (mboed)	61	65	71
Total Company - net sales volumes (mboed)	342	348	368
Net sales volumes of equity method investees
LNG (mtd)	3,119	3,094	3,960
Methanol (mtd)	1,218	744	1,065
Condensate and LPG (boed)	9,537	7,892	9,340
(a)Includes sales volumes from the sale of certain non-core proved properties in our United States segment.

Supplemental Statistics (Unaudited)	Three Months Ended
	Sept. 30	June 30	Sept. 30
	2021	2021	2020
United States - average price realizations (a)
Crude oil and condensate ($ per bbl) (b)	$69.40	$64.73	$37.78
Eagle Ford	70.22	65.51	38.79
Bakken	68.54	64.15	36.28
Oklahoma	69.62	63.77	38.49
Northern Delaware	70.20	65.53	40.18
Other United States (c)	68.36	63.80	38.51
Natural gas liquids ($ per bbl)	$30.68	$24.17	$11.80
Eagle Ford	30.69	25.80	12.07
Bakken	31.12	24.37	10.26
Oklahoma	31.36	23.28	12.15
Northern Delaware	25.98	22.63	13.65
Other United States (c)	30.51	21.19	12.17
Natural gas ($ per mcf)	$4.17	$2.61	$1.78
Eagle Ford	4.11	3.09	1.79
Bakken	3.73	2.13	1.26
Oklahoma	4.57	3.01	2.03
Northern Delaware	4.15	1.86	1.53
Other United States (c)	3.03	(1.19)	1.90
International - average price realizations
Crude oil and condensate ($ per bbl)	$56.36	$52.78	$30.28
Equatorial Guinea	56.36	52.78	30.28
Natural gas liquids ($ per bbl)	$1.00	$1.00	$1.00
Equatorial Guinea (d)	1.00	1.00	1.00
Natural gas ($ per mcf)	$0.24	$0.24	$0.24
Equatorial Guinea (d)	0.24	0.24	0.24
Benchmark
WTI crude oil (per bbl)	$70.52	$66.17	$40.92
Brent (Europe) crude oil (per bbl) (e)	$73.47	$68.83	$42.96
Mont Belvieu NGLs (per bbl) (f)	$32.27	$24.81	$15.87
Henry Hub natural gas (per mmbtu) (g)	$4.01	$2.83	$1.98
(a)Excludes gains or losses on commodity derivative instruments.
(b)Inclusion of realized gains (losses) on crude oil derivative instruments would have decreased average price realizations by $4.00 for the third quarter 2021 and by $5.54 for the second quarter 2021 and increased average price realizations by $2.24 for the third quarter 2020.
(c)Includes sales volumes from the sale of certain non-core proved properties in our United States segment.
(d)Represents fixed prices under long-term contracts with Alba Plant LLC, Atlantic Methanol Production Company LLC and/or Equatorial Guinea LNG Holdings Limited, which are equity method investees. The Alba Plant LLC processes the NGLs and then sells secondary condensate, propane, and butane at market prices. Marathon Oil includes its share of income from each of these equity method investees in the International segment.
(e)Average of monthly prices obtained from Energy Information Administration website.
(f)Bloomberg Finance LLP: Y-grade Mix NGL of 55% ethane, 25% propane, 5% butane, 8% isobutane and 7% natural gasoline.
(g)Settlement date average per mmbtu.

Full Year 2021 Production Guidance	Oil Production (mbpod)				Equivalent Production (mboed)
	2021 Guidance	3Q21	2Q21	1Q21	2021 Guidance	3Q21	2Q21	1Q21
Net production
United States	158 - 162	157	159	160	282 - 288	284	283	276
International	11 - 13	11	11	12	58 - 62	61	65	69
Total net production	169 - 175	168	170	172	340 - 350	345	348	345

The following table sets forth outstanding derivative contracts as of November 1, 2021, and the weighted average prices for those contracts:

	2021	2022
	Fourth Quarter	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Crude Oil
NYMEX WTI Three-Way Collars
Volume (Bbls/day)	40,000	40,000	40,000	20,000	20,000
Weighted average price per Bbl:
Ceiling	$78.05	$91.13	$91.13	$92.80	$92.80
Floor	$50.00	$50.00	$50.00	$50.00	$50.00
Sold put	$40.00	$40.00	$40.00	$40.00	$40.00
NYMEX WTI Two-Way Collars
Volume (Bbls/day)	40,000	—	—	—	—
Weighted average price per Bbl:
Ceiling	$58.92	$—	$—	$—	$—
Floor	$39.25	$—	$—	$—	$—
NYMEX Roll Basis Swaps
Volume (Bbls/day)	40,000	45,000	45,000	45,000	45,000
Weighted average price per Bbl	$1.15	$0.56	$0.56	$0.56	$0.56
Natural Gas
Henry Hub (“HH”) Two-Way Collars
Volume (MMBtu/day)	200,000	—	—	—	—
Weighted average price per MMBtu:
Ceiling	$3.05	$—	$—	$—	$—
Floor	$2.50	$—	$—	$—	$—
HH Three-Way Collars
Volume (MMBtu/day)	—	50,000	—	—	—
Weighted average price per MMBtu
Ceiling	$—	$5.14	$—	$—	$—
Floor	$—	$3.60	$—	$—	$—
Sold Put	$—	$2.60	$—	$—	$—
HH Fixed Price Swaps
Volume (MMBtu/day)	50,000	—	—	—	—
Weighted average price per MMBtu:	$2.88	$—	$—	$—	$—
NGL
Fixed Price Ethane Swaps (a)
Volume (Bbls/day)	5,000	—	—	—	—
Weighted average price per Bbl	$10.92	$—	$—	$—	$—
Fixed Price Propane Swaps (b)
Volume (Bbls/day)	5,000	—	—	—	—
Weighted average price per Bbl	$23.19	$—	$—	$—	$—
(a)The fixed price ethane swap is priced at OPIS Mont Belvieu Purity Ethane.
(b)The fixed price propane swap is priced at OPIS Mont Belvieu Non-TET Propane.